NSAR ITEM 77O
July 1, 2002 - December 31, 2002
Van Kampen Life Investment Trust Enterprise Portfolio
10f-3 Transactions

Underwriting #   Underwriting    Purchased   Amount of    % of        Date of
                                 From       shares    underwriting   Purchase

    1            Wellchoice Inc. Goldman     8,200       0.05%       11/07/02
                                  Sachs & Co.

Underwriting Participants for #1
Credit Suisse First Boston Corporation
UBS Warburg LLC
Bear, Stearns & Co. Inc.
Morgan Stanley & Co.
Goldman, Sachs & Co.
J.P. Morgan Securities Inc.
Salomon Smith Barney Inc.
Blaylock & Partners, L.P.
The Williams Capital Group, L.P
BNY Capital Markets, Inc.
Dowling & Partners Securities, LLC
Fox-Pitt, Kelton Inc.
Invemod Associates LLC
Leerink Swann & Company
Legg Mason Wood Walkers, Incorporated
Muriel Siebert & Co. Inc.
Prudential Securities Incorporated
Ramirez & Co., Inc.
Raymond James & Associates, Inc.
SG Cowen Securities Corporation